Exhibit 99.1

Watsco Reports Record Sales, Income and

Earnings Per Share during Third Quarter

Achieves Record Nine-Month Operating Cash Flow;

Continued Investments in Technology and Network Expansion

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 17, 2019 – Watsco, Inc. (NYSE: WSO) reported its third quarter results. Record sales, operating income, net income attributable to Watsco and earnings per share (EPS) were achieved for the quarter and nine-month periods ended September 30, 2019. Record operating cash flow for the nine-month period ended September 30, 2019 was also achieved.

Operating results include continued investments in a variety of technologies to revolutionize Watsco’s customer-experience, to create a data-driven culture and to enhance productivity and operational excellence. Watsco’s e-commerce revenues are expected to approach $1.5 billion for 2019 (a 25% increase over 2018), and the number of unique users of its contractor-focused mobile apps has increased 15% to over 88,000 year to date. The Company expects to accelerate the pace of change and innovation in its markets and is confident that its industry-specific focus, scale and leadership position will provide significant long-term value.

Watsco has also focused efforts on making investments in successful businesses to grow its network and build further scale. The Company completed several transactions during 2019, investing $133 million of capital in market-leading businesses through a combination of cash and Watsco shares. Operating results of acquired businesses were immediately accretive and are expected to provide new sources of growth as investments are made in support of their growth plans. The Company’s debt-to-total capitalization ratio remains low at 9%, consistent with the Company’s philosophy of maintaining a conservative, risk averse financial position, that enables the Company to aggressively invest in attractive opportunities at a low cost of capital.

Third Quarter Results

Key performance metrics:

•	8% sales growth to a record $1.39 billion (3% on a same-store basis)

•	4% increase in EPS to a record $2.20 with net income attributable to Watsco increasing 5% to a record $83 million

•	2% increase in operating profit to a record $125 million (1% increase on a same-store basis)

•	9.0% operating margin

•	9.2% same-store operating margin versus 9.4% last year (2018 included the benefit of mid-year OEM pricing actions that did not recur in 2019)

•	6% increase in SG&A expenses, reflecting 35 new or acquired locations

•	Flat same-store SG&A expenses (a 50 basis-point improvement as a percentage of sales)

•	45% increase in operating cash flow to $129 million

Sales trends (excluding acquisitions):

•	4% growth in HVAC equipment (69% of sales), including 6% growth in residential products

•	2% increase in other HVAC products (27% of sales)

•	1% increase in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco produced strong cash flow and record performance that reflects sales growth across the Company’s markets, solid revenue and profit contributions from recent acquisitions and improved operating efficiencies. We are optimistic that 2019 will be a record year for our company.”

Nine-Month 2019 Results

Key performance metrics:

•	4% sales growth to a record $3.70 billion (2% on a same-store basis)

•	2% increase in EPS to a record $5.54 with net income attributable to Watsco increasing 3% to a record $209 million

•	Operating profit was a record $315 million (flat on a same-store basis)

•	4% increase in SG&A reflecting 35 new or acquired locations (1% increase on a same-store basis)

•	182% increase in operating cash flow to a record $198 million

Sales trends (excluding acquisitions):

•	3% growth in HVAC equipment (68% of sales), including 4% growth in residential products

•	1% decrease in other HVAC products (28% of sales)

•	1% decrease in commercial refrigeration products (4% of sales)

Cash Flow & Dividends

Operating cash flow for the nine-month period was a record $198 million versus $70 million in 2018. Watsco expects to meet or exceed its annual goal of producing cash flow in excess of net income in 2019. Since 2000, Watsco’s operating cash flow was approximately $2.4 billion compared to net income of approximately $2.3 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 45 consecutive years. Dividends paid increased 16% in 2019 to $180 million. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. In January 2019, Watsco raised its annual dividend 10% to $6.40 per share. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Acquisitions

On August 1, 2019, Watsco acquired Peirce-Phelps, Inc., one of the largest HVAC distributors in North America with current annual sales of approximately $206 million. Founded in 1925, Peirce-Phelps serves over 9,000 contractor-customers from 19 locations in Pennsylvania, New Jersey and Delaware.

2019 results also reflect the following transactions:

•	The acquisition of Dasco Supply, which sells HVAC products from seven locations and serves over 2,500 customers in New Jersey, New York and Connecticut. Dasco’s revenues were $56 million in 2018.

•

The purchase of an additional 1.8% ownership interest in Russell Sigler, Inc. (RSI), which sells HVAC products from 30 locations throughout the Western U.S. with revenues of approximately $770 million in 2018. Watsco owns 38.1% of RSI and has the exclusive right to purchase ownership interests held by the Sigler family, at their discretion, subject to the terms and conditions set forth in a shareholder agreement.

•

The purchase of 20% of Homans Associates from Carrier Corporation, which raised the Company’s ownership from 80% to 100%. Homans Associates sells products from 16 locations in the Northeastern U.S. and now operates as a stand-alone subsidiary. Homans had revenues of approximately $184 million in 2018.

Technology Investments

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served. Speed, productivity and scale are critical factors as the digital era progresses and Watsco is making investments intended to ensure an unparalleled customer-experience. The most notable is the digitization of Watsco’s interactions with its customer-base through e-commerce and mobile apps, supported by the industry’s richest depository of product information of nearly 800,000 SKUs.

Watsco has also launched internal-facing technologies, including (1) a business intelligence platform to provide insights to 600+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver speed, convenience and order accuracy to customers and (3) demand planning and inventory optimization software to improve fill-rates and inventory turns and to reduce real estate requirements.

Technology spending in 2019 increased $1.5 million during the third quarter (3 cents per diluted share) and increased $4.3 million (10 cents per diluted share) for the nine-month period, driven in part by the Company’s acquisition of Alert Labs in August 2018, an early stage company and pioneer in the Internet of Things (IoT) space. The annual run-rate for technology related investments (included in SG&A expenses) is currently $32 million.

Adoption of Lease Accounting Standard

Effective January 1, 2019, we adopted the Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. We have recorded lease right-of-use assets and lease liabilities and presented these amounts separately on our Condensed Consolidated Balance Sheet as of September 30, 2019. The adoption of this standard did not have a material impact on our Condensed Consolidated Statement of Income or Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2019.

Third Quarter Earnings Conference Call Information

Date: October 17, 2019

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”. Information referring to “same-store basis” exclude the effects of locations closed, acquired, or locations opened, unless they are within close geographical proximity to existing locations, during the immediately preceding 12 months. The Company believes that this information provides greater comparability regarding its ongoing operating performance. This measure should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 603 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be distinguished by use of words such as “will,” “would,”

“anticipate,” “expect,” “believe,” “designed,” “plan” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

WATSCO, INC.

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$1,394,915	$1,296,007	$3,698,047	$3,555,327
Cost of sales	1,060,224	976,998	2,801,612	2,684,719

Gross profit	334,691	319,009	896,435	870,608
Gross profit margin	24.0%	24.6%	24.2%	24.5%

Selling, general & administrative (SG&A) expenses	212,902	200,408	589,523	565,519

Other income	3,530	3,696	7,939	8,491
Operating income	125,319	122,297	314,851	313,580
Operating margin	9.0%	9.4%	8.5%	8.8%

Interest expense, net	1,434	1,047	3,422	2,375

Income before income taxes	123,885	121,250	311,429	311,205
Income taxes	24,230	24,364	60,060	63,678

Net income	99,655	96,886	251,369	247,527
Less: net income attributable to non-controlling interest	16,175	17,723	42,697	44,188

Net income attributable to Watsco	$83,480	$79,163	$208,672	$203,339

Diluted earnings per share:
Net income attributable to Watsco shareholders	$83,480	$79,163	$208,672	$203,339
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	6,971	6,448	17,325	16,593

Earnings allocated to Watsco shareholders	$76,509	$72,715	$191,347	$186,746

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,788,955	34,399,389	34,569,719	34,366,522
Diluted earnings per share for Common and Class B common stock	$2.20	$2.11	$5.54	$5.43

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2019	2018
Cash and cash equivalents	$60,150	$82,894
Accounts receivable, net	640,802	501,908
Inventories	970,475	837,129
Other	19,400	19,875

Total current assets	1,690,827	1,441,806

Property and equipment, net	97,926	91,046
Operating lease right-of-use assets	225,366	—
Goodwill, intangibles, net and other	678,940	628,181

Total assets	$2,693,059	$2,161,033

Accounts payable and accrued expenses	$474,701	$357,320
Current portion of long-term obligations	67,587	246

Total current liabilities	542,288	357,566

Borrowings under revolving credit agreement	169,300	135,200
Operating lease liabilities, net of current portion	157,503	—
Deferred income taxes and other liabilities	70,946	66,554

Total liabilities	940,037	559,320

Watsco’s shareholders’ equity	1,443,109	1,347,849
Non-controlling interest	309,913	253,864

Shareholders’ equity	1,753,022	1,601,713

Total liabilities and shareholders’ equity	$2,693,059	$2,161,033

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$251,369	$247,527
Non-cash items	30,335	27,575
Changes in working capital	(84,173)	(205,037)

Net cash provided by operating activities	197,531	70,065

Cash flows from investing activities:
Capital expenditures, net	(12,712)	(12,754)
Business acquisitions, net of cash acquired	(47,343)	(5,828)
Investment in unconsolidated entity	(4,940)	(3,760)

Net cash used in investing activities	(64,995)	(22,342)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(180,454)	(154,951)
Net proceeds under revolving credit agreement	34,100	94,600
Proceeds from NCI for investment in PPI and unconsolidated entity	17,988	—
Purchase of additional ownership interest from NCI	(32,400)	—
Other	5,032	589

Net cash used in financing activities	(155,734)	(59,762)

Effect of foreign exchange rate changes on cash and cash equivalents	454	(845)

Net decrease in cash and cash equivalents	(22,744)	(12,884)
Cash and cash equivalents at beginning of period	82,894	80,496

Cash and cash equivalents at end of period	$60,150	$67,612